Exhibit 5.1

Our ref	ELR/780862-000001/18902030v1

JIN MEDICAL INTERNATIONAL LTD.

Vistra (Cayman) Limited,

P. O. Box 31119 Grand Pavilion, Hibiscus Way,

802 West Bay Road, Grand Cayman,

KY1 - 1205 Cayman Islands

[  ] 2021

Dear Sirs

JIN MEDICAL INTERNATIONAL LTD.

We have acted as Cayman Islands legal advisers to JIN MEDICAL INTERNATIONAL LTD. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended relating to the initial public offering by the Company of the Company’s ordinary shares of par value US$0.001 per share (the “Shares”) and warrants issued to the underwriter (the “Warrants”) pursuant to the underwriting agreement to be entered into by the Company and the underwriter (the “Underwriting Agreement”).

We are furnishing this opinion as Exhibits 5.1, 8.3 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 14 January 2020 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 14 January 2020 (the “Pre-IPO Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on [ ] and effective immediately prior to the completion of the Company’s initial public offering of the Shares (the “IPO Memorandum and Articles”).

1.4	The written resolutions of the sole director of the Company dated [ ] (the “Director’s Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated [ ] (the “Shareholders’ Resolutions”).

1.6	A certificate from the sole director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated [ ] 2021 (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the Shares, will be US$50,000.00 divided into 50,000,000 shares of a nominal or par value of US$0.001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	With respect to issue of Warrants, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the Underwriting Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the underwriter thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Underwriting Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.5	The statements under the caption “Material Income Tax Consideration” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Material Income Tax Consideration” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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